Exhibit 10.2

CSS Industries, Inc.
(the “Company”)

Summary of Commission Arrangement with Carey Edwards
On August 1, 2016, the Human Resources Committee of the Company’s Board of Directors approved a sales commission arrangement under which sales commissions may be paid to the Company’s Executive Vice President of Sales, Carey Edwards, based on net sales generated from the sale and shipment of certain goods to certain customers during the period beginning August 1, 2016 and ending March 31, 2017 (the “program period”). The commission rates vary depending on the level of eligible net sales achieved during the program period and fall within a range of 2 to 3% of eligible net sales. Any commissions earned under this arrangement are subject to approval by the Human Resources Committee, and the amount so approved will be paid in June 2017.